Exhibit 4.12

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

Cresco Labs Inc. (the “Company”) 2500 Park Place, 666 Burrard Street Vancouver, British Columbia V6C 2X8 Canada

Item 2.	Date of Material Change

April 22, 2021

Item 3.	News Release

A news release (attached as Exhibit A hereto) with respect to the material change was disseminated by the Company on April 22, 2021 through Business Wire and subsequently filed under the Company’s profile on SEDAR at www.sedar.com.

Item 4.	Summary of Material Change

On April 22, 2021, the Company announced the appointment of Tarik Brooks to its board of directors, effective immediately. The Company also announced the retirement Dominic Sergi from its board of directors.

Item 5.1	Full Description of Material Change

See attached news release.

Item 5.2.	Disclosure of Restructuring Arrangements

Not applicable.

Item 6.	Reliance on Subsection 7.1(2) of National Instrument 51-102

Not applicable.

Item 7.	Omitted Information

Not applicable.

Item 8.	Executive Officer

For further information, please contact:
John Schetz, General Counsel Phone: (312) 929-0993
Email: john.schetz@crescolabs.com

Item 9.	Date of Report

April 23, 2021

EXHIBIT “A”

See attached.

CRESCO LABS ANNOUNCES THE APPOINTMENT OF TARIK BROOKS TO ITS BOARD OF DIRECTORS AND

THE RETIREMENT OF DOMINIC SERGI

Tarik Brooks, President of Combs Enterprises

CHICAGO – April 22, 2021 — Cresco Labs (CSE: CL) (OTCQX: CRLBF) (“Cresco Labs” or the “Company”), a vertically integrated multistate operator and the number one U.S. wholesaler of branded cannabis products, today announced an additional refreshment of its board of directors to further strengthen its leadership in the cannabis industry.

Appointment of Tarik Brooks

Cresco Labs has appointed Tarik Brooks to its board of directors, effective immediately. Mr. Brooks is a seasoned executive with more than 22 years of experience driving large scale business transformations across several industries including spirits, hospitality and media.

Currently, as President of Combs Enterprises, Mr. Brooks oversees all business operations and investments owned by Sean “Diddy” Combs. This diverse portfolio includes ventures in spirits (Ciroc Vodka and DeLeon Tequila), media (Revolt TV), music (Bad Boy Records), consumer packaged goods (AquaHydrate), and education (Capital Preparatory Schools). Mr. Brooks also leads all new business development activity, including the launch of “Our Fair Share”, a platform to help minority owned businesses access capital through the Paycheck Protection Program (PPP).

Prior to his current role, Mr. Brooks was the Chief Operating Officer of Account Management and Trading at Bridgewater Associates, the world’s largest hedge fund. Earlier in his career, Mr. Brooks served as Executive Vice President at RLJ Companies, a portfolio of companies owned by investor Robert L. Johnson, where Mr. Brooks led the development of gaming/nightlife ventures in the Caribbean and the completion of RLJ Kendeja, a resort hotel in Liberia.

Throughout his career, Brooks has negotiated transactions, including acquisitions and capital raises, led major strategic initiatives, and oversaw compliance in highly regulated industries. Mr. Brooks is a graduate of Howard University and Harvard Business School.

“I’m thrilled to welcome Tarik Brooks to our board of directors. He has remarkable experience building and managing consumer brands and will be an invaluable member of our organization as cannabis continues to evolve as a consumer packaged good,” said Tom Manning, Cresco Labs Executive Chairman. “We’ve taken a measured approach to building our board, periodically making refreshments that add new skills and experience to the group. Tarik represents another key appointment for Cresco Labs at a critical time of growth and expansion for the company.”

Retirement of Dominic Sergi

The Company announced today that Dominic Sergi, an original founder of Cresco Labs, has retired from the Company’s board of directors as part of the planned board refreshment process. Mr. Sergi currently serves as CEO of Clear Height Properties and spends his free time supporting the Nicholas D. Sergi Foundation. Mr. Sergi has been a foundational part of Cresco Labs since the company’s inception and his experience in real estate development has played an instrumental part in the construction of Cresco Labs’ asset base.

“I want to sincerely thank Dominic for his many years of service and for helping to guide this organization toward the top of the cannabis industry. Dominic is one of the most considerate and giving people I know and it has been a pleasure building this Company together,” said Charlie Bachtell, CEO of Cresco Labs.

About Cresco Labs Inc.

Cresco Labs is one of the largest vertically integrated multistate cannabis operators in the United States, with a mission to normalize and professionalize the cannabis industry. Employing a consumer-packaged goods (“CPG”) approach, Cresco Labs is the largest wholesaler of branded cannabis products in the U.S. Its brands are designed to meet the needs of all consumer segments and comprised of some of the most recognized and trusted national brands including Cresco, High Supply, Mindy’s Edibles, Good News, Remedi, Wonder Wellness Co. and FloraCal Farms. Sunnyside, Cresco Labs’ national dispensary brand, is a wellness-focused retailer created to build trust, education and convenience for both existing and new cannabis consumers. Recognizing that the cannabis industry is poised to become one of the leading job creators in the country, Cresco Labs operates the industry’s largest Social Equity and Educational Development initiative, SEED, which was established to ensure that all members of society have the skills, knowledge and opportunity to work and own businesses in the cannabis industry. Learn more about Cresco Labs at www.crescolabs.com.

Forward Looking Statements

This press release contains “forward-looking information” within the meaning of applicable Canadian securities legislation and may also contain statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking information and forward-looking statements are not representative of historical facts or information or current condition, but instead represent only the Company’s beliefs regarding future events, plans or objectives, many of which, by their nature, are inherently uncertain and outside of the Company’s control. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as, ‘may,’ ‘will,’ ‘should,’ ‘could,’ ‘would,’ ‘expects,’ ‘plans,’ ‘anticipates,’ ‘believes,’ ‘estimates,’ ‘projects,’ ‘predicts,’ ‘potential’ or ‘continue’ or the negative of those forms or other comparable terms and includes, but is not limited to, statements relating to the expected timing by which Bluma Wellness will be de-listed from the CSE and the intention to apply to have Bluma Wellness cease to be a reporting issuer and terminate its public reporting obligations. The Company’s forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including but not limited to those risks discussed under “Risk Factors” in the Company’s Annual Information Form for the year ended December 31, 2020 dated March 26, 2021, and other documents filed by the Company with Canadian securities regulatory authorities; and other factors, many of which are beyond the control of the Company. Readers are cautioned that the foregoing list of factors is not exhaustive. Because of these uncertainties, you should not place undue reliance on the Company’s forward-looking statements. No assurances are given as to the future trading price or trading volumes of Cresco Labs’ shares, nor as to the Company’s financial performance in future financial periods. The Company does not intend to update any of these factors or to publicly announce the result of any revisions to any of the Company’s forward-looking statements contained herein, whether as a result of new information, any future event or otherwise. Except as otherwise indicated, this press release speaks as of the date hereof. The distribution of this press release does not imply that there has been no change in the affairs of the Company after the date hereof or create any duty or commitment to update or supplement any information provided in this press release or otherwise.

Contacts

Media:

Jason Erkes, Cresco Labs

Chief Communications Officer

press@crescolabs.com

Investors:

Jake Graves, Cresco Labs

Manager, Investor Relations

investors@crescolabs.com

For general Cresco Labs inquiries:

312-929-0993

info@crescolabs.com